                                                                      Exhibit 99

[Eagle Bancorp, Inc. Logo Omitted]


PRESS RELEASE                                              EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE                                      CONTACT:
                                                           Ronald D. Paul
April 20, 2006                                             301.986.1800


           EAGLE BANCORP, INC. ANNOUNCES 20% INCREASE IN NET EARNINGS
                      FOR FIRST QUARTER OF 2006 OVER 2005


BETHESDA, MD. Eagle Bancorp, Inc. (Nasdaq: EGBN), the parent company of EagleBank, today announced net income of $2.0 million for the quarter ended March 31, 2006, compared to $1.7 million for the first quarter of 2005, an increase of 20%. On a per-share basis, the Company earned $0.27 per basic share and $0.26 per diluted share for 2006, as compared to $0.23 per basic share and $0.22 cents per diluted share for 2005.

Strong growth in both average loans and average deposits over the past 12 months, coupled with a slight increase in the net interest margin for the first quarter of 2006, as compared to 2005, were the primary factors which contributed to the increase in first quarter net income improvement. Average loans increased 27% in the first quarter of 2006 as compared to the first quarter of 2005, while average deposits increased 19% during the same period. The net interest margin increased from 4.98% for the first quarter of 2005 to 5.01% for the first quarter of 2006, as the bank's asset/liability position benefited from the continued increase in market interest rates in the January to March 2006 period.

The Company reported an annualized return on average assets of 1.20% for the first quarter of 2006, equal to the 1.20% for the first quarter of 2005; while the annualized return on average equity improved to 12.08%, as compared to 11.32% for the same quarter in 2005.

Non-interest income for the first quarter of 2006 was $840 thousand compared to $1.0 million in the first quarter of 2005, for an overall decline of 19%. The decline was attributed primarily to lower amounts of gains on the sale of SBA loans which amounted to $138 thousand in the first quarter of 2006 as compared to $385 thousand for the same period in 2005. Activity in SBA sales to secondary markets can vary widely from quarter to quarter. EagleBank has been recognized as the leading community bank SBA lender in its marketplace and continued emphasis in this business is anticipated. The decline in gains on the sale of SBA loans was partially offset by an increase in deposit service charges, which amounted to $324 thousand in the initial quarter of 2006, as compared to $269 thousand for the same period in 2005, a 20% increase.

Non-interest expenses were $5.2 million for the first quarter of 2006, as compared to $4.5 million for 2005, a 17% increase. The primary reasons for this increase were increases in staff levels and related personnel cost, director fees, costs associated with stock options under new accounting expensing rules, occupancy cost increases, and higher data processing, licensing, and other professional fees associated with a larger organization. The efficiency ratio, which is a measure of the level of noninterest expenses to revenue, was only slightly higher in the first quarter of 2006 at 60.14%, as compared to 59.56% for the same period in 2005. The company emphasizes the efficiency ratio as a measure of noninterest expense control.

Asset quality remained favorable in the quarter. The Company recorded net charge-offs of just $14 thousand for the first quarter of 2006, or .01% of average loans outstanding as compared to net recoveries of $6 thousand or .01% of average loans for the first quarter of 2005. The ratio of non-performing loan to total loans increased to 1.13% at March 31, 2006 as compared to .03% at March 31, 2005. The increase was due to two large loans placed on non-accrual status in the first quarter of 2006, which loans management has been monitoring closely, believes are well secured and that no loss is anticipated. The provision for credit losses was $115 thousand for the first quarter in 2006 as compared to $417 thousand for 2005; the decrease primarily due to a slower rate of loan growth in the first quarter of 2006 as compared to 2005. At March 31, 2006, the allowance for credit losses represented 1.10% of loans outstanding, as compared to 1.07% at March 31, 2005.

At March 31, 2006, total assets were $694.6 million compared to $589.8 million at March 31, 2005, an 18% increase. Total deposits amounted to $571.2 million, at March 31, 2006, also representing an 18% increase over deposits of $482.9 million at March 31, 2005, while total loans increased to $552.4 million at March 31, 2006, from $437.1 million at March 31, 2005, a 26% increase.

Eagle Bancorp paid a regular quarterly cash dividend of $.07 per share for both the first quarter of 2006 and 2005.

The Summary of Financial Information presented on the following pages provides more detail of the Company's performance for the quarter ended March 31, 2006 as compared to 2005. Persons wishing additional information should refer to the Company's Form 10K filed with the Securities and Exchange Commission on March 15, 2006.

Eagle Bancorp is the holding company for EagleBank and its subsidiary, Eagle Land Title, LLC. EagleBank commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking services thru eight offices, located in Montgomery County, Maryland and Washington, D.C. A new community bank office to be located in Chevy Chase, Maryland is planned to open in the second quarter of 2006. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

NON-GAAP PRESENTATIONS. This press release refers to the efficiency ratio which is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principles generally accepted in the United States, or "GAAP".

FORWARD LOOKING STATEMENTS: This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

EAGLE BANCORP, INC
Consolidated Statement of Condition Highlights

(in thousands)                                                  MARCH 31, 2006         DECEMBER 31, 2005         MARCH 31, 2005
                                                            -------------------------------------------------------------------
                                                                   UNAUDITED                AUDITED                UNAUDITED
                                                            -------------------------------------------------------------------
Assets
Cash and due from banks                                            $  16,689             $  16,662             $  23,193
Interest bearing deposits with banks and other                         1,718                11,231                17,504
   short term investments
Federal funds sold                                                    31,630                 6,103                26,064
Investment securities available for sale, at fair value               69,954                68,050                65,449
Loans held for sale                                                    3,010                 2,924                 3,671
Loans                                                                552,375               549,212               437,117
Less: allowance for credit losses                                     (6,085)               (5,985)               (4,663)
Premises and equipment, net                                            5,852                 5,774                 6,176
Accured interest, taxes, and other assets                             19,423                18,281                15,339
                                                            -------------------------------------------------------------------
TOTAL ASSETS                                                       $ 694,566             $ 672,252             $ 589,850
                                                            ===================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest bearing deposits                                       $ 149,778             $ 165,103             $ 146,376
Interest bearing deposits                                            421,467               403,790               336,534
                                                            -------------------------------------------------------------------
    Total deposits                                                   571,245               568,893               482,910
Customer repurchase agreements and federal                            31,549                32,139                39,498
    funds purchased
Other short term borrowings                                           20,000                  --                   5,333
Other liabilities                                                      4,531                 6,256                 2,469
                                                            -------------------------------------------------------------------
     Total liabilities                                               627,325               607,288               530,210
Stockholders' equity                                                  67,241                64,964                59,640
                                                            -------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $ 694,566             $ 672,252             $ 589,850
                                                            ===================================================================

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EAGLE BANCORP, INC.
Consolidated Statement of Income Highlights
(in thousands)

                                                                            THREE MONTHS ENDED
                                                                                 MARCH 31,
                                                               -------------------------------------------
                                                                      2006                   2005
                                                                  (UNAUDITED)             (UNAUDITED)
Total interest income                                               $   11,224             $    7,710
Total interest expense                                                   3,380                  1,235
                                                                    ----------             ----------
Net interest income                                                      7,844                  6,475
                                                                    ----------             ----------
Provision for credit losses                                                115                    417
Noninterest income                                                         840                  1,039
Noninterest expense                                                      5,223                  4,475
                                                                    ----------             ----------
Income before income tax expense                                         3,346                  2,622
Income tax expense                                                       1,363                    969
                                                                    ----------             ----------
Net income                                                          $    1,983             $    1,653
                                                                    ==========             ==========


Per Share Data:
Earnings per share, basic                                           $     0.27             $     0.23
Earnings per share, diluted                                         $     0.26             $     0.22
Shares outstanding at period end                                     7,239,422              7,088,651
Weighted average shares outstanding, basic                           7,214,188              7,078,451
Weighted average shares outstanding, diluted                         7,533,458              7,494,133
Book value per share at period end                                  $     9.29             $     8.41
Dividends per share                                                 $     0.07             $     0.07

EAGLE BANCORP, INC
Performance Ratios (annualized):

Return on average assets                                                  1.20%                  1.20%
Return on average equity                                                 12.08%                 11.32%
Net interest margin                                                       5.01%                  4.98%
Efficiency ratio (1)                                                     60.14%                 59.56%

OTHER RATIOS:
Allowance for credit losses to total loans                                1.10%                  1.07%
Nonperforming loans to total loans                                        1.13%                  0.03%
Net charge-offs (annualized) to average loans                             0.01%                 -0.01%
Average equity to average assets                                          9.93%                 10.57%

AVERAGE BALANCES (IN THOUSANDS):
Total assets                                                        $  670,664             $  559,981
Total earning assets                                                $  634,471             $  527,291
Total loans                                                         $  545,594             $  429,095
Total deposits                                                      $  553,469             $  463,304
Total borrowings                                                    $   47,178             $   34,510
Total stockholders' equity                                          $   66,627             $   59,208

(1) computed by dividing noninterest expense by the sum of net interest income and noninterest income